Exhibit 99.1

GENIUS BRANDS ANNOUNCES 691% INCREASE
IN REVENUE FOR 2022

Synergies From WOW and Other Acquisitions Driving Revenue Growth

Secured Multi-Million Dollar Investment from TOHO International to Acquire 50% Ownership in Select Content and Consumer Products

Advancing Rollout of “SHAQ’S GARAGE,” “BLUE ORIGIN SPACE RANGERS,” and “WOLFGANG PUCK’S SECRET CHEF ACADEMY,” Among Others

Leveraging AI to Generate Significant Cost Efficiencies, Enhance Speed to Market and Expand Content Initiatives

Operating Loss Decreases 31% and Net Loss Decreases 64%

Strong Financial Position at Year-End 2022 with $139.5 Million in Current Assets, Working Capital of $28.6 Million and Total Stockholders’ Equity of $112.9 Million

BEVERLY HILLS, Calif.- April 3, 2023: Genius Brands International, Inc. (“Genius Brands”) (NASDAQ: GNUS), a global brand management company that creates and licenses multimedia entertainment content for children, today provided a business update for the year ended December 31, 2022.

Full-year revenue increased 691% to $63.0 million, compared to $7.9 million in 2021. The Company also reduced 2022 operating loss by 31% and net loss by 64%, compared to 2021. As a result of the Company’s anticipated growth, synergies of the recent acquisitions, expansion of the distribution network, new content production underway and slated to begin, as well expense reductions that are already underway, the Company believes it is making significant progress towards its goal of positive cash flow from operations.

WOW Unlimited Media

The WOW Unlimited Media acquisition was the primary contributor to the increase in revenue for 2022. The acquisition provides Genius Brands with an in-house capability to produce animations through Mainframe Studios, while also expanding its distribution platform with the addition of the Frederator Network, and its more than 1 billion monthly views. Furthermore, with more than 2,500 advertiser-supported channels, Frederator Network is the largest animation-focused multi-channel network on YouTube.

•	Mainframe Studios. Mainframe Studios remains committed to pursuing various global collaborations that are expected to foster revenue growth and boost profitability in 2023. These collaborations involve the provision of production services for well-known titles, such as CocoMelon (shorts), Barbie: It Takes Two, and Octonauts: Above & Beyond. Additionally, Mainframe Studios is working on original IP titles, including DreamWorks Team Zenko Go, The Guava Juice Show, and Frederator Studios' Bee and PuppyCat. The studio is confident that these collaborations will further solidify its status as an industry leader.

1

•	Frederator - TOHO. In early 2023, Frederator completed a deal with TOHO International, a subsidiary of one of the largest media companies in Japan, whereby TOHO International made a multimillion-dollar investment to acquire a 50% stake in two of the Company’s original productions, the critically-acclaimed series, Bee and PuppyCat, following its successful launch on Netflix, and Frederator’s pop culture phenomenon, Bravest Warriors, as well as the upcoming series, Catbug, based on the popular character created in the Bravest Warriors series. As part of the deal, Genius Brands’ consumer products team will develop a retail merchandise program for Bravest Warriors, Bee and PuppyCat, and Catbug, excluding Asia, which will be managed by TOHO International.

•	Frederator – BuzzFeed. The Company announced an exclusive content agreement between its Frederator Network subsidiary and BuzzFeed, a renowned digital media enterprise catering to the most diverse, online, and socially engaged generation of all time. As part of the agreement, Frederator Network will have the exclusive opportunity and initial right to create and produce long-form series based on original digital properties created by the BuzzFeed Animation Lab. Frederator's first short-form content for series development will be “The Land of Boggs,” an eccentric buddy comedy that has amassed over 10 million followers. Additionally, Frederator Studios will act as the global content sales agent while Genius Brands' consumer products division will collaborate closely with BuzzFeed to create a retail program for the collection of intellectual properties.

Content Production

•	Shaq’s Garage. The Company is in advanced discussions with a streaming television service to potentially carry “Shaq’s Garage,” a new animated tv series for kids, starring 4-time NBA champion, rap impresario, and global icon, Shaquille O’Neal, as both himself and one of the show’s main vehicle characters, named Biggie D! Inspired by Shaq’s real-life love of cars, “Shaq’s Garage” is a modern-day action series where Shaq brings his “family” of cars, known as the Shaq Paq, to life.

•	Blue Origin Space Rangers. Genius Brands has also teamed up with Blue Origin and SMAC Productions to create the animated space adventure series, "Blue Origin Space Rangers," aimed at inspiring the next generation for the betterment of Earth. Mainframe Studios will be in charge of producing the animation. The show will showcase a diverse group of young people from around the world as they embark on space missions as junior astronauts, working alongside adult leaders to experiment, innovate and create. The series will feature appearances from Michael Strahan and Jeff Bezos, the founder of Blue Origin.

•	Secret Chef Academy. The Company has made notable strides in its collaboration with the acclaimed chef, restaurateur, entrepreneur, and philanthropist, Wolfgang Puck, through the "Secret Chef Academy" project. The show chronicles the adventures of "Wolf's Gang," a group of five skilled child chefs enlisted by Wolf Wolfgang as they attend the prestigious "4-S" program, also known as the Secret Spago School of Scrumptious, located in the basement of his flagship restaurant. Wolf dispatches them on quests across the globe to acquire iconic recipes that embody the essence and character of the regions they explore.

•	Stan Lee Universe. To commemorate the iconic Stan Lee's 100th birthday, Genius Brands, as controlling partner of the "Stan Lee Universe" and owner of all the rights to his name, voice, likeness, signature, licensing, and certain post-Marvel intellectual property, has entered into an agreement to co-executive produce a documentary on his life. The documentary will be released on Disney+. In addition, the Company has launched a new online store to celebrate this occasion, which will exclusively feature the Stan Lee Centennial Collection, consisting of three collections: Stan Lee Comic, Stan Lee Retro, and Stan Lee Centennial. The store will also offer other Stan Lee-branded products, including apparel from Hot Topic, bags and backpacks from Sprayground, collectible figures from Good Smile, and fine art from Moor Art. In addition, Funko has released an exclusive Stan Lee collectible figure and boxed t-shirt to pay tribute to the Godfather of Comics' 100th birthday! The Company plans to introduce additional product categories throughout 2023.

2

AI Integration

•	Kidaverse Fast Facts. The Company launched its first AI-generated children's series, called "Kidaverse Fast Facts," which utilizes OpenAI's ChatGPT, alongside other AI technologies. This series is a groundbreaking fusion of cutting-edge technology and creative storytelling, using AI for scripts, images, voices, and animation, bringing a next-generation approach to the children's entertainment space. The show features new and exclusive shorts hosted by History Henry, Science Sally, and Sporty Steve, and each video aims to educate children globally, offering fun and interesting lessons and facts about science, history, music, literature, and more. The series initially premiered earlier this month on Genius Networks' YouTube and social channels. However, the Company plans to expand its reach under both Kartoon Channel! and Ameba across multiple AVOD, SVOD, and FAST platforms, including Amazon Prime Video Channels, Amazon Fire, Apple TV, Apple iOS, Android TV, Android Mobile, Pluto, Roku, Samsung, LG, and Vizio Smart TVs.

•	Secret Millionaires Club Minis. Genius Brands announced the launch of a new AI-generated animated series called "Secret Millionaires Club Minis," which will be based on the original children's show "Warren Buffett's Secret Millionaires Club." The series is set to premiere on Kartoon Channel!, YouTube, and Genius Brands' social media channels on May 15, 2023. Produced by Genius AI Studio, the series will incorporate various AI tools and draw from stories co-created and voiced by Warren Buffett for the original Secret Millionaires Club series. The aim of the series is to teach children worldwide enduring life lessons on financial literacy through fun and engaging short-form vertical videos.

Kartoon Channel!

•	Kartoon Channel! Africa. To further expedite the global expansion of Kartoon Channel!, the Company has partnered with China's StarTimes and, in January 2023, launched Kartoon Channel! across DTH satellite and digital terrestrial services in South Africa as well as 46 other countries in the Sub-Saharan African region. The newly launched Kartoon Channel! Africa, tailored specifically for African audiences, will be accessible to all StarTimes customers in the basic tier on DTH satellite and digital terrestrial services, offering a variety of exclusive and first-run series that have proven popular among kids and families. These include Genius Brands' original programs like "Stan Lee's Superhero Kindergarten," featuring Arnold Schwarzenegger, "Rainbow Rangers," "Thomas Edison's Secret Lab," and "Llama Llama" starring Jennifer Garner. Additionally, the channel will showcase family-friendly movies on weekends such as "Stan Lee's Mighty 7," "Ella Bella Bingo," "Toys and Pets," and "Boonie Bears."

•	Kidaverse Roblox Rumble. Genius Brands launched a new 10-episode reality series and corresponding Roblox Game Experiences for children, called Kidaverse Roblox Rumble, exclusively on Kartoon Channel! Worldwide to further accelerate subscription growth. The show is an elimination-style competition reality series featuring a diverse group of girls and boys aged 8 to 12 from across the U.S., competing in 10 different Kidaverse Roblox Rumble games to win prizes and determine the greatest gamer, who will receive a grand prize of $1,000. Roblox, an online game platform and design system with over 164 million active users, has become highly popular among Kartoon Channel!'s young viewers and is expected to become widely accepted by this demographic.

As of December 31, 2022, Genius Brands had current assets of $139.5 million, working capital of $28.6 million, and total stockholders’ equity of $112.9 million. The Company believes it is well funded, and has significant capital for the foreseeable future to support its goal of achieving positive cash flow from operations.

The Company also reports it has filed a Form 12b-25 with the Securities and Exchange Commission, providing an extension to file its Form 10-K for the fiscal year ended December 31, 2022. The Company requires additional time to complete its audit, due in part to the recent acquisitions, and expects to complete the audit and file the Form 10-K within the extension period.

3

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s IP portfolio of family-friendly content features the Stan Lee brand, Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger, on Kartoon Channel!; Shaq’s Garage, starring Shaquille O’Neal, coming to Kartoon Channel!; Rainbow Rangers on Kartoon Channel! and Netflix; Llama Llama, starring Jennifer Garner, on Netflix and more. This past year, Genius Brands also acquired Canada’s WOW! Unlimited Media (TSX-V: WOW), which includes 2,500 channels under the Channel Frederator Network, and has also made a strategic investment in Germany’s Your Family Entertainment AG (FRA:RTV), one of Europe’s largest distributors and broadcasters of high-quality programs for children and families.

Genius Networks consists of Kartoon Channel!, Frederator Network and Ameba. Kartoon Channel! is a globally distributed entertainment platform with penetration in a vast majority of the U.S. television market and international expansion with launches in key markets around the world.

Kartoon Channel! is available across multiple platforms, including iOS, Android Mobile, Web, Amazon Prime Video, Apple TV, Amazon Fire, Roku and The Roku Channel, Pluto, Comcast, Cox, Dish, Sling TV, Android TV, Tubi, Xumo, Samsung and LG Smart TVs. Frederator Network owns and operates the largest global animation network on YouTube, with channels that boast over 2000 exclusive creators and influencers, garnering on average over a billion views every month. Ameba is a children's video streaming service that is full of active, engaging and intelligent programming.

For additional information, please visit www.gnusbrands.com.

Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; the potential issuance of a significant number of shares, which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

pr@gnusbrands.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

4